Exhibit 99.1

For Immediate Release	Contacts:	Media Inquiries:	Shareholders’/Analysts’ Inquiries
April 19, 2012		Chris Ahearn	Tiffany Mason
		704-758-2304 chris.c.ahearn@lowes.com	704-758-2033 tiffany.l.mason@lowes.com

LOWE’S ANNOUNCES EXECUTIVE PROMOTIONS
Company Creates Chief Customer Officer, Chief Operating Officer Positions

MOORESVILLE, N.C.--Lowes Companies, Inc. (NYSE: LOW) announced today that Gregory M. Bridgeford, executive vice president (EVP) of business development, and Rick D. Damron, EVP of store operations, have been promoted to the newly created positions of chief customer officer (CCO) and chief operating officer (COO), respectively, effective May 5, 2012.  Both executives will report to Robert A. Niblock, chairman, president and CEO.

“As we continue to transform Lowe’s to a leaner, more nimble, multi-channel company, we took a hard look at our organizational structure and opted to make changes to support our efforts to deliver outstanding customer experiences,” said Niblock.  “Lowe’s is fortunate to have a deep and talented bench of executives like Greg and Rick, with experience across home improvement disciplines. I am confident these leaders can deliver on our goals to serve customers whenever and however they choose to engage with Lowe’s.”

Bridgeford, (57), chief customer officer, is responsible for creating experiences that will best serve customers and differentiate Lowe’s from its competitors. The CCO’s functional areas will include customer experience design, merchandising, marketing and communications, digital interfaces, and pricing and promotion.  Bridgeford has more than 30 years of experience in home improvement, having served in business development and strategic planning roles since 1999. He joined the company in 1982 and has served in a variety of increasingly responsible roles, including senior vice president (SVP) of merchandising and SVP of marketing.

Damron, (49), chief operating officer, is responsible for delivering the customer experience. Functions reporting to the COO include stores operations, sales and service fulfillment, product fulfillment, real estate and facilities, and loss prevention and safety. Damron joined Lowe’s in 1981 and has worked in every aspect of the company’s store operations, and has also served as SVP of logistics.  He has served as EVP of store operations since 2011, with responsibility for all of Lowe’s stores as well as the company’s specialty sales businesses.

With fiscal year 2011 sales of $50.2 billion, Lowe’s Companies, Inc. is a FORTUNE® 50 company that serves approximately 15 million customers a week at more than 1,745 home improvement stores in the United States, Canada and Mexico. Founded in 1946 and based in Mooresville, N.C., Lowe’s is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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